Exhibit 99.1

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES

(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)

Condensed Consolidated Balance Sheets

(in millions)

	December 31,
	2004	2003
	(Unaudited)
Assets
Investments	$39,263.1	$38,084.4
Deferred policy acquisition costs	3,416.6	3,219.3
Other assets	2,417.6	2,182.7
Assets held in separate accounts	60,798.7	57,084.5

Total assets	$105,896.0	$100,570.9

Liabilities and Shareholder’s Equity
Future policy benefits and claims	$36,321.2	$35,322.3
Long-term debt, payable to Nationwide Financial Services, Inc. (NFS)	700.0	700.0
Other liabilities	3,860.2	3,464.5
Liabilities related to separate accounts	60,798.7	57,084.5

Total liabilities	101,680.1	96,571.3

Total shareholder's equity	4,215.9	3,999.6

Total liabilities and shareholder's equity	$105,896.0	$100,570.9

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES

(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)

Condensed Consolidated Statements of Income

(Unaudited)

(in millions)

	Years ended December 31,
	2004	2003	2002
Revenues:
Policy charges	$1,025.2	$924.1	$973.8
Life insurance premiums	270.4	279.8	259.9
Net investment income	2,000.5	1,973.1	1,832.9
Net realized losses on investments, hedging instruments and hedged items	(36.4)	(85.2)	(75.5)
Other	9.8	12.8	8.7

Total revenues	3,269.5	3,104.6	2,999.8

Benefits and expenses:
Interest credited to policyholder account values	1,277.2	1,309.2	1,244.4
Other benefits and claims	347.2	361.8	326.1
Policyholder dividends on participating policies	36.2	41.2	45.2
Amortization of deferred policy acquisition costs	410.1	375.9	670.1
Interest expense on debt, primarily with NFS	59.3	48.4	36.0
Other operating expenses	604.5	533.7	508.5

Total benefits and expenses	2,734.5	2,670.2	2,830.3

Income from continuing operations before federal income tax expense	535.0	434.4	169.5

Federal income tax expense	120.0	96.2	8.7

Income from continuing operations	415.0	338.2	160.8
Income from discontinued operations, net of tax	—	—	0.7
Cumulative effect of adoption of accounting principles, net of tax	(3.3)	(0.6)	—

Net income	$411.7	$337.6	$161.5